Exhibit 10.42

Settlement Agreement

This compromise and settlement agreement (“Agreement”) is made by and between North American Technologies Group, Inc. (“NATK”) and Neal Kaufman (“Kaufman”) and is effective on the date last written below.

The parties stipulate to the following:

a)	NATK and Kaufman entered into a Stock Compensation Plan Agreement dated October 6, 2006 (“SCPA”), under which among other things, Kaufman became vested in the right to receive $336,000 in shares of NATK’s Common Stock payable to him six months following the date of his “Separation from Service” (as defined under 1.409A-l(h)(l) of the Code of Federal Regulations.

b)	NATK and Kaufman entered into a Severance and Release Agreement dated April 5, 2007 (“SRA”), which among other things provided that:

From April 1, through June 30, 2007, Employer will pay compensation due Employee under subparagraph (i) above regardless of any other compensation which Employee may earn during that period. During the period from July 1 through August 31, 2007, Employer will pay to Employee the compensation due Employee under subparagraph (i) of this section reduced by the amount of compensation, whether paid in cash, stock or property and whether paid currently or deferred, that is earned by Employee through any employment or consulting arrangement with any other entity during such period. Employee will give written notice to Employer by July 31 and August 31, 2007 of the amount of compensation earned or to be earned by him during such periods, and the difference, if any, in compensation shall be paid to Employee within ten (10) days after month end.

c)	On or about May 30, 2007 NATK informed Kaufman, by letter, that the payments under the SRA being suspended pending an investigation regarding ties held in the inventory belonging to Union Pacific Railroad Company, located at NATK’s Marshall, Texas plant (“the Investigation”).

Even though the Investigation is continuing, the Investigation has shown no wrongdoing on the part of Kaufman, and NATK and Kaufman have agreed to enter into this Settlement Agreement and finally resolve any remaining disputes between the parties hereto.

NOW THEREFORE, for good and adequate consideration the receipt and sufficiency of which are hereby acknowledged by NATK and Kaufman, and with the intent to be legally bound hereby, NATK and Kaufman covenant and agree as follows:

1. NATK shall pay Kaufman the sum of $38,461.50, which represent the final payment to be made to Kaufman under the SRA (as referenced in paragraph b above) for the periods June through August 31, 2007. Such full and final payment will be made within two business days following the execution of this Agreement. NATK and Kaufman agree that Kaufman is not presently an employee of NATK or any of its affiliates and as a result Kaufman will be responsible for the payment of all federal, state and local income taxes bases on the receipt by Kaufman of the aforesaid $38,461.50.

2. The amount of Delta, as that term is defined under the SCPA, is hereby amended to mean $168,000. Notwithstanding, the provisions of section 3 (ii) (B) of the SCPA, NATK, shall at any time at the request of Kaufman (and within 15 days following such a request), but no later than January 2, 2008, immediately direct the company’s transfer agent to issue $168,000 of North American Technologies Group, Inc. Common Stock, $0.001 par value. The number of shares issued to Kaufman hereunder shall be determined in accordance with the terms and conditions set forth in the SCPA. These shares when issued will be registered and unrestricted.

3. NATK hereby releases Kaufman from any known or unknown claims arising under or relating to the Investigation. Kaufman hereby releases NATK from any claims that it has heretofore breached the SCPA and the SRA. This latter release by Kaufman does not in any way release NATK from its obligations under Paragraphs 1 and 2 above.

4. All the terms of the SCPA and the SRA not otherwise amended by this Agreement shall remain in full force and effect and sections 8 through 15 of the SRA are incorporated herein by reference with the same effect hereto as contained in the SRA.

5. In the event NATK fails to pay Kaufman the cash amount or the registered shares in accordance with paragraphs 1 and 2 above, then this settlement shall cease to be effective and Kaufman shall be entitled to recovery of the full $336,000 in shares.

WITNESS THE EXECUTION HEREOF as of the last date written below.

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

By:	/s/ Joseph B. Dorman
Its:	General Counsel
Date:	10/10/07

NEAL KAUFMAN

/s/ Neal Kaufman
Date:	10/10/07